Ex 99.1

WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA  70130

NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	July 10, 2008
tcarlson@whitneybank.com

WHITNEY PREANNOUNCES CREDIT QUALITY RESULTS

New Orleans, Louisiana.  Whitney Holding Corporation (NASDAQ–WTNY) expects to record a credit loss provision for the second quarter between $33 million and $37 million.  Net charge-offs are expected in the range of $15 million to $18 million.  Nonperforming assets are expected to increase between $8 million and $12 million from first quarter 2008.
“As we have mentioned previously, Whitney follows a consistent methodology and discipline in calculating the allowance for credit losses.  This methodology did not change during the second quarter.  However, as we followed our normal review process toward the end of the quarter, we began to see more rapidly deteriorating conditions in a few commercial and industrial credits in Louisiana that had been included in our watch list for a number of quarters, as well as continued and increasing pressures in the Florida and coastal Alabama markets.  Following our usual process has led to what we believe are appropriately higher allowance, provision and charge-off ratios for the second quarter given the current market conditions,” said John C. Hope, III, Chairman and CEO.

Projected ranges for 2Q08 asset quality ratios:

Annualized net charge-offs to average loans	.84% to .88%
Nonperforming assets to loans plus foreclosed assets and surplus property	2.00% to 2.05%
Allowance for loan losses to loans	1.36% to 1.40%
Allowance for loan losses to nonperforming loans	72% to 77%

“While we expect our asset quality measures to remain under near-term pressure, Whitney has capital that is well above that required for a well-capitalized institution and we are comfortable with both current and pro forma capital levels after the pending acquisition of Parish National Corporation, which we announced on June 9, 2008,” said Hope.  Whitney’s tangible common equity ratio at June 30, 2008 is expected to be between 7.84% and 7.88%.  The Parish National acquisition is expected to decrease Whitney’s leverage, tier 1 and tangible common equity ratios each between 80-90 basis points.
Following completion of its due diligence, Whitney’s Board of Directors recently notified Parish National Corporation of its intention to proceed with the previously announced merger.  The merger is still subject to the approval of Parish National shareholders, the receipt of regulatory approvals and the satisfaction of certain other conditions.  Parish National will continue to operate independently until the completion of the merger, which is expected to occur in the fourth quarter of 2008.
           “We will continue to be prudent stewards of our capital ratios through all phases of this credit cycle with a view toward our fundamental mission of enhancing long-term value for our shareholders.  We will also continue to appropriately and successfully manage our capital ratios at levels well above those required for a well-capitalized financial institution.  Our capital planning includes appropriate dividend increases and ongoing analysis of all available capital management opportunities.  Throughout our capital planning process, we have been focused, and will continue to focus, on the economic environment and its projected stress-tested effects on our credit quality,” said Hope.
During the second quarter, Whitney completed its repurchase of shares of common stock under the stock repurchase program announced in November 2007.  Under that program, Whitney repurchased 3,934,879 shares at an average cost of $25.41 per share.
Whitney will announce second quarter 2008 earnings, including additional credit quality data, on July 22, 2008 before the market opens.  Management will host a conference call for analysts and investors at 3:30 p.m. Central Time to review the results.
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the metropolitan area of Tampa, Florida.  [WTNY-E]
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The proposed transaction will be submitted to the Parish National Corporation shareholders for their consideration.  Shareholders of Parish National Corporation are advised to read the proxy statement/prospectus regarding the proposed transaction when it is delivered to them because it will contain important information.  The proxy statement/prospectus will be filed in conjunction with a registration statement to be filed with the Securities and Exchange Commission (SEC) by Whitney.  The shares to be offered by Whitney to Parish National shareholders may not be sold nor may any offers to buy be accepted prior to the time the registration statement containing the proxy statement/prospectus becomes effective.  Copies of the proxy statement/prospectus, when available, can also be obtained, without charge, by directing a request to Whitney Holding Corporation, 228 St. Charles Avenue, Suite 615, New Orleans, Louisiana 70130, Attention:  Mrs. Shirley N. Fremin, Whitney Shareholder Services.

This press release contains "forward-looking statements" as defined by federal securities laws.  Statements contained in this press release that are not historical facts are forward looking statements.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including Whitney’s allowance for loan losses, capital levels and asset quality, benefits of the merger between Whitney and Parish National, future financial and operating results of the combined entity, Whitney’s and Parish National’s plans, objectives, expectations and intentions and the timing of proposed closing of the transaction.  Actual results could differ materially from current projections and expectations for many reasons, including without limitation, changing events and trends that have influenced Whitney’s assumptions, but are beyond Whitney’s control.  Forward-looking statements are necessarily estimates reflecting the best judgment of Whitney’s senior management based upon current information and involve a number of risks and uncertainties.  Please refer to Whitney’s filings with the SEC (and available at www.SEC.gov) for a summary of important factors that could affect Whitney’s financial results and operations and its forward-looking statements.  Except as required by law, Whitney does not intend to and assumes no responsibility for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

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